IronBridge Capital Management, L.P. (“IronBridge Capital”)
IronBridge International, Ltd (“IronBridge International”)
IronBridge Funds, Inc. (the “Funds”)
Code of Ethics and Personal Trading Policy

10.01      Overview
The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), as amended, and Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”), as amended.  This Code has been adopted by IronBridge Capital, IronBridge International and the Funds to set forth standards of conduct and personal trading guidelines for which every Supervised Person (as defined in section 10.02(A)(17)) is expected to follow.

Every Supervised Person will be required to certify annually that:

•	S/he has read and understood this Code and recognizes s/he is subject to its provisions; and

•	S/he has complied with the applicable provisions of this Code and has reported all personal securities transactions required to be reported under Section 10.05.

Questions concerning this Code should be directed to the Chief Compliance Officer (“CCO”) of IronBridge Capital and the Funds.

10.02      Terms and Definitions

A.	Definitions (as used within this Code):

1.	“Access Person” means:
•	any employee, director, or officer of IronBridge Capital, IronBridge International or the Funds; and
•
any other person who the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

2.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

3.
“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is a beneficial owner for purposes of Section 16 of the 1934 Act.  As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect monetary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Beneficial ownership typically includes:

a.	Securities held in a person’s own name;

b.	Securities held with another in joint ownership arrangements;

c.	Securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

d.
Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

4.	“Client” means any person or entity for which IronBridge Capital serves as an investment adviser, including the Funds.

5.
“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act.  In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

6.	“Disinterested Director” means a director of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

7.	“Exempt transactions” are those security transactions within a personal investment portfolio that are exempt from the Code’s quarterly reporting requirements and include:

a.	Transactions in open-end mutual funds that are not Reportable Funds, as defined below;

b.	Transactions in securities issued by the United States Government;

c.	Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.	Transactions in accounts not managed by IronBridge Capital, in which the Access Person has no direct or indirect influence or control; and

e.	Transactions effected pursuant to an Automatic Investment Plan as defined above.

8.
“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

9.
“Initial Public Offering (“IPO”)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

10.
“Limited Offering,” including Private Placements, are defined as equity positions within non-public companies and are exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act.

11.	“Managed Account” is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

12.
“Monetary interest” has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

13.	“Private Placement” has the same meaning as “Limited Offering”.

14.
“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

15.	“Reportable Fund” means any investment company where IronBridge Capital serves as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the 1940 Act. Reportable Funds include the Funds.

16.	“Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act, except that it does not include the following securities (“Excluded Securities”):

a.	Shares of registered open-end investment companies, except Reportable Funds, which are included;

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund; and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds.

Notwithstanding any of the above, all shares of Exchange Traded Funds (“ETFs”), whether open-end investment companies or unit investment trusts, are included in the definition of Security for the purposes of this Code.

Some of the more common inclusions in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a private placement, or any put, call, straddle or option on any security or on any group or index of securities.

17.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated to a portfolio manager or persons advising a portfolio manager, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

18.
“Supervised Person” as set forth in Section 202(a)(25) of the Advisers Act means any officer, director, partner, or employee of IronBridge Capital or IronBridge  International, or any other person who provides advice on behalf of IronBridge Capital and is subject to IronBridge Capital’s supervision and control.

10.03      Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including IronBridge Capital.  As a fiduciary, IronBridge Capital has a duty of utmost good faith to act solely in the best interests of each of its Clients, including the Funds.  In meeting this fiduciary duty, IronBridge Capital and its Supervised Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Supervised Persons.  This fiduciary duty compels all Supervised Persons to act with the utmost integrity in all dealings.  This fiduciary duty is the core principle underlying this Code and represents the expected basis of all dealings with IronBridge Capital’s Clients and the Funds’ shareholders.

In connection with these expectations and in an attempt to manage conflicts of interest, IronBridge Capital, IronBridge International and the Funds have established the following core principles of conduct.  While the following principles are not all-encompassing, they are consistent with IronBridge Capital, IronBridge International and the Funds’ cultures of trust, honesty, integrity, independence, pride, humility, loyalty, humor, respect, positive mental attitude and competitive spirit.

A.	Core Principles

1.
Supervised Persons are expected to comply with the Federal Securities Laws as defined in section 10.02(A)(8).  Strict adherence to IronBridge Capital’s  compliance policy manual and instructions provided by the CCO will assist Supervised Persons in complying with this important requirement;

2.	Supervised Persons are expected to abide by the spirit of the IronBridge Culture Document;

3.	The interests of Clients and the Funds’ shareholders should be placed ahead of those of all others;

4.	Supervised Persons should not take inappropriate advantage of their position with IronBridge Capital, IronBridge International or the Funds (as applicable);

5.	Supervised Persons should avoid any actual or potential conflict of interest with any Client;

6.	Personal securities transactions should be conducted in a manner consistent with this Code, and should not adversely impact a Client’s account;

7.
Diligence and care shall be taken in maintaining and protecting non-public, confidential information concerning IronBridge Capital’s Clients and the Funds’ shareholders (as addressed in IronBridge Capital’s Privacy Policy; and

8.	IronBridge Capital, IronBridge International and the Funds will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Supervised Persons. Specifically, these persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.
Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1.	Gifts and Business Entertainment

Supervised Persons may only accept or provide gifts or business entertainment relating to IronBridge Capital, IronBridge International or the Funds’ business, as permitted in IronBridge Capital’s  Gift and Entertainment Policy.

2.	Charitable Contributions

Supervised Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations.  In addition, Supervised Persons are prohibited from considering IronBridge Capital, IronBridge International or the Funds’ current or anticipated business relationships as a factor in soliciting charitable contributions.

Although IronBridge Capital does not often receive requests from charitable organizations, IronBridge Capital may make charitable contributions to organizations it deems appropriate.  In making this determination, IronBridge Capital may consider the importance of the charitable organization to IronBridge Capital or its Clients.  In an effort to avoid the appearance of a material conflict, such charitable contributions are limited and of a reasonable value, as determined by IronBridge Capital.

All requests for charitable contributions should be submitted to IronBridge Capital’s Human Resources Manager for approval.

3.	Political Contributions

Supervised Persons may only make political contributions as permitted in IronBridge Capital’s Political Contribution Policy.  Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts.  In addition, Supervised Persons are prohibited from considering IronBridge Capital, IronBridge International or the Funds’ current or anticipated business relationships as a factor in soliciting political contributions.

4.	Service as Director for an Outside Company

Any Supervised Person wishing to serve as director for an outside public company or private company (for profit or not-for-profit) must first seek the approval of the CCO.  The CCO, in reviewing the request, will determine whether such service is consistent with the interests of IronBridge Capital, IronBridge International, the Funds, and Clients and the Funds’ shareholders.

5.	Outside Business Interests

Supervised Persons wishing to engage in outside business activities must seek approval from the CCO and, if requested, provide periodic reports to the CCO, or his designee, summarizing those outside business activities.

D.	Protection of Material Non-Public Information

1.
Supervised Persons are expected to exercise diligence and care in maintaining and protecting Client and Fund shareholder non-public, confidential information as outlined in IronBridge Capital’s Privacy Policy.

2.
Supervised Persons are also expected to not divulge information regarding IronBridge Capital’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Supervised Persons are expected to adhere to any Reportable Fund’s policy on the disclosure of mutual fund holdings.

10.04      Personal Trading Policy

A.	Prohibited Transactions

Unless specifically permitted, no Access Person, as defined in section 10.02(A)(1), shall execute the following personal securities transactions when IronBridge Capital (on behalf of its Clients):

1.	Has a pending “buy” or “sell” order in that same security;

2.	Has purchased or sold that same security within 10 days before or after (“Blackout Period”). The Blackout Period shall not apply to the purchases and sales of ETFs; or

3.	Is considering purchasing or selling that same security. See 10.02(A)(16) for the definition of a security “being considered for purchase or sale.”

No Access Person shall profit from the purchase and sale, or sale and purchase, of the same or equivalent securities including Reportable Funds within 60 calendar days (“short-term trade”).  This restriction does not apply to the following short-term trades:
•	A short-term trade involving Exempt Transactions, except for Reportable Funds (i.e. an Access Person may not effect a short term trade in a Reportable Fund);

•	A short-term trade involving an ETF; or

•	A short-term trade resulting from an Automatic Reinvestment Plan.

B.	Personal Trading Restrictions

1.	Initial Public Offerings

Access Persons are not permitted to acquire securities in an IPO.

2.	Private Placements

Access Persons are permitted to acquire Private Placements after requesting and obtaining pre-approval of the transaction.

3.	Pre-Clearance of Personal Securities Transactions

Pre-clearance is required for all personal securities transactions with the exception of those outlined below:

a.	Shares of registered open-end investment companies including Reportable Funds;

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund;

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, none of which are Reportable Funds;

f.	Shares of ETFs;

g.	Transactions in fixed-income securities;

h.	Transactions in accounts not managed by IronBridge Capital, in which the Access Person has no direct or indirect influence or control, including Managed Accounts;

i.	Transactions effected pursuant to an Automatic Investment Plan; and

j.
Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

Pre-clearance requests should be submitted, reviewed and approved or denied by the CCO or his designee, through IronBridge’s personal trading module, Compliance11.  The CCO, or his designee, may deny such request for any reason s/he deems appropriate.  The pre-clearance approval is effective until the close of business on the day the pre-clearance request is approved, unless extended or revoked at the discretion of the CCO.  All pre-clearance requests of the CCO shall be reviewed and approved or denied by IronBridge Capital’s Chief Operations Officer (“COO”).

C.	Exceptions

IronBridge manages accounts on behalf of certain Access Persons which serve as seed accounts for potential investment strategies (“Incubator Accounts”).  Incubator Accounts may be proprietary accounts which fall under the definition of Beneficial Ownership due to an Access Person’s ownership stake in IronBridge Capital.  As provided for in IronBridge Capital’s Portfolio Management Process and Trade Aggregation and Allocation Policies, these Incubator Accounts will trade following Client accounts.  The Incubator Accounts are exempt from the Personal Trading Restrictions described in Section 10.04(B)(1) above provided that the transactions are executed in accordance with IronBridge Capital’s Portfolio Management Process and Trade Aggregation and Allocation Policies. Transactions and holdings in Incubator Accounts are subject to the reporting requirements described in Section 10.05 below.

10.05      Reporting Requirements

A.	Reporting Requirements by Access Persons

1.	Quarterly Transaction Report

Within 30 calendar days following the end of each calendar quarter, Access Persons shall report, via Compliance11, all personal securities transactions in which the Access Person had a direct or indirect beneficial ownership interest including transactions in Reportable Funds, ETFs and Private Placements effected during the previous quarter.  In the event an Access Person has a securities account at a broker that does not electronically feed the Access Person’s securities transactions to Compliance11, investment statements and/or trade confirmations may be submitted to the CCO or his designee so long as the statements contain all of the required information as described below.  If an Access Person effected no transactions during the applicable quarter, s/he shall report as such via Compliance11.

Information to be included on this quarterly transaction report is as follows:

•	Trade Date
•	Security Name
•	Ticker Symbol, CUSIP number, interest rate and maturity date

•	Number of Shares or Par
•	Type of Transaction (Purchase, Sale or Other)
•	Price
•	Principal Amount
•	Broker Name
•	Account Number
•	Date of Report

Quarterly transaction reports must also include any new accounts established during the period and include the name of the bank or broker/dealer, the account number and the date the account was established.

Transactions in the following securities, defined as Exempt Transactions in section 10.02(A)(7), are not required to be reported:

a.	Transactions in open-end mutual funds that are not Reportable Funds;

b.	Transactions in securities issued by the United States Government;

c.	Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.	Transactions in accounts not managed by IronBridge Capital, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and

e.	Transactions effected pursuant to an Automatic Investment Plan as defined in section 10.02(A)(2).

IronBridge Capital’s COO shall review the CCO’s transactions report.

2.	Holdings Report

Access Persons are required to report, via Compliance 11, all personal securities holdings, including Reportable Funds, ETFs and Private Placements.  Access Persons are not required to report holdings in Excluded Securities described in section 10.02(A)(15).  All reports should be submitted within 10 calendar days upon becoming an Access Person and on an annual basis thereafter, as directed by the CCO or his designee.  These reports should be current as of a date not more than 45 calendar days prior to becoming an Access Person (for initial reports) or submission (for annual reports).  In the event an Access Person has a securities account at a broker that does not electronically feed directly to Compliance 11, Access Persons may provide investment statements to the CCO or his designee as documentation of holdings.  The report and/or investment statements should contain the following information:

•	Security Name

•	Ticker Symbol or CUSIP number
•	Number of Shares or Par
•	Principal Amount
•	Broker or Bank Name
•	Date of the Report

IronBridge Capital’s COO shall review the CCO’s holdings report.

B.	Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external investment manager complete investment discretion over the account.  In addition, the Access Person must provide documentation evidencing s/he does not have discretion over the account to the CCO who will determine whether the account is approved as a Managed Account.  Reporting, including pre-clearance, is not required for trades in this type of an account; however, Access Persons may not participate, directly or indirectly in individual investment decisions or be made aware of such decisions before transactions are executed.  This restriction does not preclude Access Persons from establishing investment guidelines for the manager, such as indicating industries to invest in, the types of securities to purchase or overall investment objectives.  However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is actually directing account investments.

C.	Review of Personal Securities Reports

The CCO shall generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-clearance requests:

1.	Whether the investment opportunity should be directed to a Client’s account;

2.	Whether the amount or nature of the transaction affected the price or market for the security;

3.	Whether the Access Person benefited from purchases or sales being made for Clients;

4.	Whether the transaction harmed any Client; and

5.	Whether the transaction has the appearance of impropriety.

IronBridge Capital’s COO will review the CCO’s personal securities reports.  In no case should an Access Person review his/her own report.

10.06      Reporting to the Funds’ Board of Directors

The Funds’ CCO shall provide a quarterly report to the Funds’ Board of Directors which shall identify any violations which required remedial action during the past quarter.  In addition, any material changes to the Code must be approved by the Funds’ Board of Directors within six months of the adoption of the material change.

At least annually, the Funds’ CCO shall prepare a written report to the Funds’ Board of Directors that:

A.
Describes any issues arising under the Code or procedures since the last report to the Funds’ Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

B.	Certifies that IronBridge Capital, IronBridge International and the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

10.07     Requirements of Directors

Directors of the IronBridge Funds are exempt from abiding by IronBridge Capital’s Culture Document as referenced in section 10.03(A)(2) and the Personal Conduct provisions of section 10.03(C).

In addition, Disinterested Directors are exempt from all personal trading, pre-clearance and reporting requirements outlined above in sections 10.04 and 10.05 except as the following describes.  A Disinterested Director of the Funds need only report a transaction in a security if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Funds, should have known that, during the 15-day period immediately before or after the date of the transaction by the director, such security was purchased or sold by the Funds or was being considered for purchase or sale by the Funds.  Such transactions shall be reported to and monitored by the Funds’ CCO.

10.08     Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.	Current and historic copies of this Code;

B.	Supervised Persons’ written acknowledgement of receipt of Code;

C.	Historic listings of all Supervised Persons subject to this Code;

D.	Violations of the Code, and records of action taken as a result of the violations;

E.	All personal securities transactions and holdings reports made by Access Persons and/or copies of investment account confirmations and statements;

F.	All pre-clearance requests and approvals/disapprovals of personal security trading by Access Persons, including documentation of the reasons for the approval/disapproval; and

G.	Any reports made to a Reportable Fund’s Board of Directors.

10.09     Reporting of Violations

All Supervised Persons shall promptly report any violation or suspected violation of this Code (including the discovery of any violation committed by another Supervised Person) to the CCO.
Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and purchasing securities contrary to the Personal Trading Policy. The CCO and President of IronBridge Capital will determine whether such violations should be reported to any mutual fund board for which IronBridge Capital advises or sub-advises.

Such persons are encouraged to report any violations or perceived violations to the CCO as such good faith reports will not be viewed negatively by IronBridge Capital, IronBridge International or the Funds’ management, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the Supervised Person reported such apparent violation in good faith.

10.10     Sanctions

Upon discovering a violation of the Code, the CCO and President of IronBridge Capital or the Funds may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

Approved:	July 2009
Revised:	November 2009
December 2009
June 2011
August 18, 2011
January 12, 2012
February 23, 2012
August 22, 2013
March 31, 2014